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                                                                    EXHIBIT 99.4

                NORTH AMERICAN SECURITY & FIRE ACQUISITIONS, INC.
                              A NEVADA CORPORATION

                             ("THE PARENT COMPANY")

                      NORTH AMERICAN SECURITY & FIRE, INC.
                              A NEVADA CORPORATION

                         ("THE WHOLLY-OWNED SUBSIDIARY")

                        MINUTES OF THE BOARD OF DIRECTORS

                                  April 1, 1999

         THE MEETING WAS HELD pursuant to waiver of Notice. Directors present were KIRT W. JAMES and J. DAN SIFFORD JR. The President Mr. James acted as Chairman of the meeting and Secretary Mr. Sifford acted as Secretary.

         THE BOARD DISCUSSED the actions of the Shareholders of December 21, 1998, wherein the Officers were empowered and directed to:

         (1) enter into that certain Plan of Reorganization and Spin-Off (incorporated herein by this reference) by which the newly formed subsidiary would acquire all of the business of the parent corporation; and,

         (2) spin-off and distribute the ownership of the subsidiary, share for share, to the shareholders of this corporation, in accordance with that certain Plan of Reorganization and Spin-Off.

         Pursuant to that Plan of Reorganization and Spin-Off (Part III, Section
B), it should become effective upon adoption by the parties. The Subsidiary having been duly formed and incorporated in Nevada, the Board determined that the spin-off should be adopted and effected at this time.

        THE FOLLOWING ACTION WAS RESOLVED AND TAKEN: North American Security &

Fire, Inc. (parent) and the North American Security & Fire, Inc. (subsidiary) are hereby reorganized, such that subsidiary shall acquire all assets and businesses of parent, and parent shall then spin-off and distribute ownership of its wholly-owned subsidiary North American Security & Fire, Inc. (subsidiary) to its North American Security & Fire, Inc. (parent) shareholders, share for share.

         The Officers are empowered and directed to do and take all actions necessary and appropriate to effectuate the foregoing reorganization: including but not limited to the following:

         1. Organize the Subsidiary by appointing the current Directors of the Parent to be the Initial Directors of the Subsidiary, and the Current Officers of the Parent, to be the Initial and Interim Officers of the Subsidiary;


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         2. To request a shareholders list as of this date, from the Certificate and Transfer Agency of the Issuer Parent, and to direct the issuance of shares of the Subsidiary to the shareholders of record of the Parent, pursuant Section 4(2) of the Securities Act of 1933, with reference to and reliance upon Regulation Section 230.145.

         THERE BEING NO FURTHER BUSINESS, the meeting was adjourned, and the Secretary directed to prepare written minutes of the Meeting and obtain the signatures thereto of the Directors present, and then affix thereto the Corporate Seal.

         THE UNDERSIGNED DIRECTORS hereby Acknowledge or Waive Notice of this Meeting and Approve the foregoing Minutes of the Board.



/s/ KIRT W. JAMES                      /s/ J. DAN SIFFORD, JR.
------------------------------         -------------------------
        KIRT W. JAMES                      J. DAN SIFFORD, JR.